                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Community Psychiatric Centers
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                    [LOGO OF COMMUNITY PSYCHIATRIC CENTERS]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The Annual Meeting of Stockholders of Community Psychiatric Centers ("the Company") will be held at the Hard Rock Hotel, 4455 Paradise Road, Las Vegas, Nevada 89109, on Friday, November 8, 1996, at 11:00 a.m., for the following purposes:

  1. To elect one director for a three-year term;

  2. To consider and vote upon a proposed amendment to the Company's Articles of Incorporation to change the name of the Company to Transitional Hospitals Corporation;

  3. To consider and vote upon a proposal to ratify an amendment to the Company's Bylaws to require that a person (except an executive officer who is a director and his or her replacement) who is not an "independent director" (as defined in the accompanying Proxy Statement) may only be elected to the Board of Directors if following such election the Board of Directors would consist of a majority of "independent directors"; and

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only stockholders of record at the close of business on September 24, 1996 are entitled to vote. The list of stockholders will be available for examination for the ten days prior to the meeting at Community Psychiatric Centers, Corporate Secretary's Office, 5110 West Sahara Avenue, Las Vegas, Nevada 89102.

  If you do not expect to attend the meeting in person, please date and sign the enclosed proxy and return it promptly by mail in the envelope provided.

                                          By Order of the Board of Directors

                                          Ronald L. Ooley
                                          Corporate Secretary

October 11, 1996

                         COMMUNITY PSYCHIATRIC CENTERS

                               MAILING ADDRESS:
                           5110 WEST SAHARA AVENUE
                           LAS VEGAS, NEVADA 89102
                                 ------------

                                PROXY STATEMENT

To the Stockholders:

  The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Community Psychiatric Centers, a Nevada corporation (the "Company"), for use at the annual meeting of stockholders (the "Annual Meeting") to be held at the Hard Rock Hotel, 4455 Paradise Road, Las Vegas, Nevada, 89109 on Friday, November 8, 1996, at 11:00 a.m., and at any adjournment of such meeting. The proxy will be used for the purposes described in the foregoing notice of meeting. This Proxy Statement and the accompanying proxy will be first mailed to stockholders on or about October 11, 1996.

  The proxy may be revoked at any time by delivery to the Company at the above mailing address of written notice of revocation or if the stockholder is present at the Annual Meeting and elects to vote in person. If not so revoked, the proxy, when executed and returned to the Company, will be voted in accordance with the instructions thereon specified by the stockholder and, if no instructions are given, will be voted for the election of the nominee for the Board of Directors listed below and in favor of each of the other proposals presented to stockholders at the Annual Meeting, all as described in this Proxy Statement.

  Stockholders of record at the close of business on September 24, 1996 will be entitled to vote at the Annual Meeting. The Company has outstanding only its $1.00 par value Common Stock, of which there were 46,860,672 outstanding shares entitled to vote at the close of business on September 24, 1996. Each stockholder is entitled to one vote for each share held, and there is no right to cumulate votes.

  A majority of the outstanding shares of Common Stock represented at the Annual Meeting, in person or by proxy, will constitute a quorum. The nominee for director of the Company who receives the greatest number of votes cast by stockholders present in person or by proxy at the Annual Meeting will be elected a director of the Company. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is required to approve the amendment to the Company's Articles of Incorporation to change the name of the Company. The proposal relating to ratification of the Bylaw amendment requires the affirmative vote of the holders of a majority of the shares represented at the meeting. Abstentions will have no effect on the election of a director, but will have the effect of being cast against the other proposals. Broker non-votes will have the effect of being cast against the proposal to amend the Company's Articles of Incorporation and will have no effect on the Bylaw proposal.

  In an effort to have as large a representation at the Annual Meeting as possible, proxy solicitation may be made personally or by telephone or telegram by officers or employees of the Company, without added compensation, or by Kissel-Blake, Inc., which has been retained by the Company for $6,500, plus expenses. The Company will reimburse brokers, banks and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to beneficial owners.

                           MATTERS TO BE ACTED UPON

  The following matters will be presented, considered and acted upon at the meeting:

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS OF THE COMPANY

  The Company's Articles of Incorporation provide for a Board of Directors of not less than six nor more than 11 directors and authorizes the Board to determine the number within that range from time to time by the affirmative vote of a majority of the directors then in office. The current Board of Directors is comprised of seven directors. The Board of Directors is entitled to elect an individual to fill any vacancy on the Board. At management's request, the Company's Bylaws were recently amended to require that a person (except an executive officer who is a director and his or her replacement) who is not an "independent director" (as that term is defined in the Bylaws) may only be elected to the Board of Directors if following such election the Board of Directors would consist of a majority of "independent directors." Such amendment is presented to the stockholders for ratification at this Annual Meeting. See Proposal Three. A majority of the members of the current Board of Directors are "independent directors." Assuming the election of the nominee named below, a majority of the members of the Board of Directors will consist of "independent directors."

  In accordance with the Articles of Incorporation, the Board of Directors is divided into three classes with staggered terms. Each class of directors is elected for a term of three years. One director is to be elected at the 1996 Annual Meeting for a three-year term ending in 1999. Upon the recommendation of the Nominating Committee of the Board of Directors, Wendy L. Simpson has been nominated by the Board for election to this position. Following the Annual Meeting the Board of Directors may determine to increase the number of directors comprising the Board of Directors. In such event the Board of Directors will fill any vacancies created by such increase.

  If the enclosed proxy is duly executed and received in time for the meeting and if no direction to withhold the vote is made, shares represented by the proxy will be voted for Ms. Simpson. If Ms. Simpson should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors to replace her. Management has no reason to believe, at this time, that Ms. Simpson will be unable or will decline to serve if elected, and Ms. Simpson has informed the Company that she consents to serve and will serve if elected.

INFORMATION CONCERNING THE NOMINEE AND CONTINUING DIRECTORS

  The following information is furnished with respect to the nominee and the continuing directors. The term of the director elected at this Annual Meeting will expire in 1999.

                                                                        DIRECTOR
                                 OCCUPATION AND BUSINESS EXPERIENCE   CONTINUOUSLY  TERM
            NAME             AGE     DURING THE LAST FIVE YEARS          SINCE     EXPIRES
            ----             --- ----------------------------------   ------------ -------
 NOMINEES:
 Wendy L. Simpson (1)(2)(3).  47      Chief Operating Officer             1995      1996
                                      since August 1996 and
                                      Executive Vice President
                                      and Chief Financial
                                      Officer since December
                                      1994; Senior Vice
                                      President--Transitional
                                      Hospitals Corporation
                                      ("THC") 1994; Senior Vice
                                      President and Chief
                                      Financial Officer,
                                      Weisman Taylor Simpson &
                                      Sabatino 1992-1994;
                                      Senior Vice President and
                                      Chief Financial Officer,
                                      American Medical
                                      International 1990-1991.
                                      Ms. Simpson is also a
                                      director of LTC
                                      Properties, Inc., a real
                                      estate investment trust.

                                                                              DIRECTOR
                                       OCCUPATION AND BUSINESS EXPERIENCE   CONTINUOUSLY  TERM
               NAME                AGE     DURING THE LAST FIVE YEARS          SINCE     EXPIRES
               ----                --- ----------------------------------   ------------ -------
 CONTINUING DIRECTORS:
 Richard L. Conte.................  42      Chairman of the Board of            1991      1997
                                            Directors since May
                                            1992, Chief Executive
                                            Officer since April 1992
                                            and President since
                                            October 1993; President
                                            1991-1992; Chief
                                            Financial Officer 1989-
                                            1991.
 Dana L. Shires, M.D.(1)(3)(4)(5).  63      Physician in private                1989      1997
                                            practice since 1961
                                            specializing in
                                            nephrology; Chairman,
                                            Chief Executive Officer
                                            and President of
                                            LifeLink Foundation, a
                                            not-for-profit
                                            corporation.
 Robert L. Thomas(1)(2)(3)(4)(5)..  72      Retired since 1993;                 1993      1997
                                            Consultant, 1992-1993,
                                            and Executive Director,
                                            1977-1992, National
                                            Association of Private
                                            Psychiatric Hospitals, a
                                            nonprofit entity.
 Jack H. Lindheimer, M.D.(2)(3)...  64      Corporate Medical                   1983      1998
                                            Director, U.S.
                                            Psychiatric Services
                                            since 1991; Medical
                                            Director, CPC Alhambra
                                            Hospital 1970-1992;
                                            physician in private
                                            practice since 1960,
                                            specializing in
                                            psychiatry.
 Nigel Petrie(1)(4)(5)............  49      Managing Director,                  1995      1998
                                            United Kingdom, Edison
                                            Mission Energy, a
                                            subsidiary of Edison
                                            International based in
                                            Rosemead, California,
                                            independent power
                                            developers and
                                            operators, since 1996;
                                            General Manager of the
                                            Pumped Storage Business
                                            of National Grid Company
                                            plc 1993-1996; General
                                            Manager, resourcing,
                                            National Grid Company,
                                            1989-1993.
 Ralph J. Watts(1)(4)(5)..........  49      President and Chief                 1996      1998
                                            Executive Officer,
                                            Cardiovascular Ventures,
                                            Inc. since 1992;
                                            President and Chief
                                            Executive Officer of
                                            Ramsay Health Care, Inc.
                                            1988-1992. Mr. Watts is
                                            also a director of
                                            Health and Retirement
                                            Trust.

--------
(1) Member of the Audit Committee.
(2) Member of the Committee on Public Policy.
(3) Member of the Quality Management Committee.
(4) Member of the Compensation Committee.
(5) Member of the Nominating Committee.

INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS

  The Board of Directors held ten meetings during fiscal 1995. The Board of Directors has standing audit, compensation, nominating, public policy and quality management committees.

  The Audit Committee met five times during fiscal 1995. The Audit Committee reviewed with the auditors the results of the 1995 audit, evaluated the adequacy of the internal accounting controls of the Company, the internal audit function, the procedures for recording, evaluating and collecting accounts receivable and the scope and cost of the audit for fiscal 1996.

  The Compensation Committee met five times during fiscal 1995. The Compensation Committee reviewed and set executive compensation for 1995. See "Election of Directors--Compensation Committee Report on Executive Compensation."

  The Nominating Committee met twice during fiscal 1995. Its function is to recommend nominees to the Company's Board of Directors. The Nominating Committee will consider nominees recommended by stockholders; provided that any stockholder recommendation must be in writing and must include (i) the name, address and number of shares of Common Stock beneficially owned by the stockholder and the nominee, (ii) all biographical information relating to the nominee required by law to be disclosed in solicitations of proxies for elections of directors and (iii) the nominee's written consent to submission of his or her name to the Nominating Committee for consideration. Such notices may be submitted at any time, but a recommendation of a nominee for the election of directors at an annual meeting of stockholders must be received by the Company no later than the date stockholder proposals for such meeting must be submitted. See "Time for Submission of Stockholder Proposals." The Nominating Committee and the Board have and reserve the right to make all final decisions, in their sole discretion, with respect to nominees for director.

  The Committee on Public Policy met four times during fiscal 1995. This committee examines the potential effect on the Company of proposed legislation and other rules and regulations affecting the Company.

  The Quality Management Committee met four times during fiscal 1995. This committee evaluates the quality and outcomes of care provided at the Company's facilities.

  In fiscal 1995 the Board of Directors had a standing Finance Committee which met four times during the fiscal year. The Board of Directors has discontinued the Finance Committee. The Finance Committee considered and evaluated the Company's need for and the availability and terms of additional financing. These matters are now considered by the full Board of Directors.

COMPENSATION OF DIRECTORS

  During fiscal 1995 those directors who were not employed by the Company received a fee of $3,000 for each Board meeting and $1,000 for each committee meeting attended, plus travel expenses, and they will receive the same compensation for 1996. These directors also receive a fee of $2,500 for each telephonic meeting of the Board of Directors and $500 for each telephonic meeting of a committee thereof. Officers of the Company who serve as directors receive only reimbursement of expenses incurred in attending meetings. Pursuant to the Company's Stock Incentive Plan (the "Stock Incentive Plan"), annual automatic grants of options covering 5,000 shares are made to each nonemployee director on January 26 of each year.

INFORMATION CONCERNING EXECUTIVE OFFICERS

  The following table lists and provides biographical data about the executive officers of the Company.

                                                        PERIOD OF SERVICE AND
     NAME                AGE          TITLE              BUSINESS EXPERIENCE
     ----                ---          -----             ---------------------
 Richard L. Conte.......  42 Chairman of the Board,   See information under
                             Chief Executive Officer  "Election of Directors--
                             and President            Information Concerning
                                                      Nominees and Continuing
                                                      Directors."
 Wendy L. Simpson.......  47 Chief Operating Officer, See information under
                             Executive Vice           "Election of Directors--
                             President, Chief         Information Concerning
                             Financial Officer and    Nominees and Continuing
                             Treasurer                Directors."
 William E. Hale........  51 Executive Vice President Appointed Executive Vice
                             of the Company and       President and
                             President--U.S.          President--U.S.
                             Psychiatric Division     Psychiatric Division
                                                      November 1995; Executive
                                                      Vice President and Chief
                                                      Operating Officer--
                                                      Managed Care Services
                                                      Division, May 1995-
                                                      November 1995; Senior
                                                      Vice President,
                                                      Operations and Business
                                                      Development, Charter
                                                      Medical Corporation
                                                      ("Charter"), November
                                                      1993-May 1995; Vice
                                                      President, Hospital
                                                      Operations--Western
                                                      Division, Charter,
                                                      December 1992-November
                                                      1993; Chief Operating
                                                      Officer, Behavioral
                                                      Health Resources,
                                                      December 1987-1992.
 James R. Laughlin......  49 Executive Vice President Appointed Executive Vice
                             of the Company and       President 1993 and
                             President--THC           President--THC May 1992;
                                                      President, The Phoenix
                                                      Group, health care
                                                      consultants 1991-1992.
 Ronald L. Ooley........  50 Corporate Secretary of   Appointed Chief
                             the Company and Chief    Operating Officer--
                             Operating Officer--THC   THC August 1996 and
                                                      Corporate Secretary
                                                      1994; Executive Vice
                                                      President--
                                                      Administration 1993-
                                                      1996; Senior Vice
                                                      President--Human
                                                      Resources 1992; Vice
                                                      President--Human
                                                      Resources, The Phoenix
                                                      Group 1991-1992.
 Jack H. Lindheimer,      64 Corporate Medical        See information under
  M.D. .................     Director, U.S.           "Election of Directors--
                             Psychiatric Services     Information Concerning
                                                      Nominees and Continuing
                                                      Directors."
 Julia L. Kopta.........  47 General Counsel and      Appointed General
                             Executive Vice           Counsel January 1995 and
                             President--Corporate     Executive Vice
                             Planning and Development President--Corporate
                                                      Planning and Development
                                                      October 1993;
                                                      Chairperson and Chief
                                                      Executive Officer,
                                                      Care Visions
                                                      Corporation, 1987-1993.

OWNERSHIP OF COMPANY SECURITIES

  Set forth in the following table is the beneficial ownership of Common Stock as of August 31, 1996 for all current directors, including the nominee to the Board of Directors, the executive officers of the Company named in the Summary Compensation Table (see "Election of Directors--Executive Officer Compensation"), directors and executive officers as a group and, to the best of the Company's knowledge, beneficial owners of 5% or more of the Common Stock.

                                                AMOUNT
                                             OF BENEFICIAL
                                            OWNERSHIP AS OF
   DIRECTORS AND EXECUTIVE OFFICERS         AUGUST 31, 1996 PERCENT OF CLASS(1)
   --------------------------------         --------------- -------------------
Richard L. Conte(2)........................      870,802            1.93%
James R. Laughlin(3).......................      263,000               *
Jack H. Lindheimer(4)......................       71,000               *
Ronald L. Ooley(5).........................      131,500               *
Nigel Petrie(6)............................        1,000               *
Kay E. Seim(7).............................          --                *
Dana L. Shires(8)..........................       63,299               *
Wendy L. Simpson(9)........................       90,400               *
Robert L. Thomas(10).......................       20,000               *
David A. Wakefield(11).....................      155,007               *
Ralph J. Watts.............................          --               --
All directors and executive officers as a
 group (11 persons)(12)....................    1,622,001            3.53%
OTHER BENEFICIAL OWNERS:
Brandywine Asset Management................    3,133,700            7.07%
 3 Christina Center, Suite 1200
 201 North Walnut Street
 Wilmington, Delaware 19801
Fund Asset Management......................    4,629,956           10.44%
 P.O. Box 9011
 800 Scudders Mill Road
 Plainsboro, New Jersey 08543

--------
  *Less than 1%.

 (1) Shares which each identified stockholder has the right to acquire within 60 days of the date of the table are deemed to be outstanding in calculating the percentage ownership of such stockholder, but are not deemed to be outstanding as to any other person. Except as otherwise noted, the Company believes that each stockholder has sole voting and investment power over the shares beneficially owned.

 (2) Includes 840,000 shares of Common Stock which Mr. Conte has the right to acquire within 60 days of the date of the table upon exercise of options vested under the Stock Incentive Plan. Does not include options to purchase 100,000 shares of Common Stock issued under the Stock Incentive Plan, none of which are exercisable within 60 days of the date of the table. Includes 6,640 shares owned by Mr. Conte and also includes 24,162 held in trust for Mr. Conte's children for which he disclaims any beneficial ownership or interest.

 (3) Consists of 263,000 shares of Common Stock which Mr. Laughlin has the right to acquire within 60 days of the date of the table upon exercise of options vested under the Stock Incentive Plan. Does not include options to purchase 242,000 shares of Common Stock issued under the Stock Incentive Plan, none of which are exercisable within 60 days of the date of the table.

 (4) Consists of 71,000 shares of Common Stock which Dr. Lindheimer has the right to acquire within 60 days of the date of the table upon exercise of options vested under the Stock Incentive Plan. Does not include options to purchase 94,000 shares of Common Stock issued under the Stock Incentive Plan, none of which are exercisable within 60 days of the date of the table.

 (5) Includes 129,000 shares of Common Stock which Mr. Ooley has the right to acquire within 60 days of the date of the table upon exercise of options vested under the Stock Incentive Plan. Does not include options to purchase 218,475 shares of Common Stock issued under the Stock Incentive Plan, none of which are exercisable within 60 days of the date of the table.

 (6) Consists of 1,000 shares of Common Stock which Mr. Petrie has the right to acquire within 60 days of the date of the table upon exercise of options vested under the Stock Incentive Plan. Does not include options to purchase 1,500 shares of Common Stock issued under the Stock Incentive Plan, none of which are exercisable within 60 days of the date of the table.

 (7) Ms. Seim resigned as Executive Vice President of Company and President-- U.S. Psychiatric Operations effective November 3, 1995. See "Election of Directors--Seim Severance Agreement."

 (8) Includes 35,000 shares of Common Stock which Dr. Shires has the right to acquire within 60 days of the date of the table upon exercise of options vested under the Stock Incentive Plan. Includes 49 shares held by Dr. Shires' spouse.

 (9) Includes 86,000 shares of Common Stock which Ms. Simpson has the right to acquire within 60 days of the date of the table upon exercise of options vested under the Stock Incentive Plan. Does not include options to purchase 190,023 shares of the Common Stock issued under the Stock Incentive Plan, none of which are exercisable within 60 days of the date of the table. Includes 300 shares held by Ms. Simpson's spouse in an IRA account and 1,900 shares which are jointly owned by Ms. Simpson and her spouse.

(10) Consists of 20,000 shares of Common Stock which Mr. Thomas has the right to acquire within 60 days of the date of the table upon exercise of options vested under the Stock Incentive Plan.

(11) Includes 153,882 shares of Common Stock which Mr. Wakefield has the right to acquire within 60 days of the date of the table upon exercise of options vested under the Stock Incentive Plan. Does not include options to purchase 145,000 shares of Common Stock issued under the Stock Incentive Plan, none of which are exercisable within 60 days of the date of the table. Mr. Wakefield resigned as Executive Vice President of the Company and Chairman of Priory Hospitals Group in connection with the sale by the Company of Priory Hospitals Group. See "Election of Directors--Wakefield Severance Agreement."

(12) Includes 1,556,000 shares of Common Stock subject to options granted pursuant to the Stock Incentive Plan, all of which are exercisable within 60 days of the date of the table. Excludes all beneficial ownership of Common Stock by Ms. Seim and Mr. Wakefield.

EXECUTIVE OFFICER COMPENSATION

  Summary of Cash and Certain Other Compensation. The following table shows the cash compensation paid by the Company to (i) the Chief Executive Officer for his service in all executive capacities during the fiscal years ending November 30, 1993, 1994 and 1995, (ii) to each of the other four most highly compensated executive officers who were serving as executive officers on November 30, 1995 in all executive capacities in which they served during the fiscal years ending November 30, 1993, 1994 and 1995 and (iii) a person who would have been one of the four other most highly compensated executive officers had she been an executive officer on November 30, 1995 in all capacities in which she served during the fiscal years ending November 30, 1993, 1994 and 1995:

                          SUMMARY COMPENSATION TABLE

                                                     LONG-TERM
                                  ANNUAL            COMPENSATION
                               COMPENSATION            AWARDS
                            --------------------    ------------
                                                     SECURITIES
  NAME AND PRINCIPAL                                 UNDERLYING      ALL OTHER
       POSITION        YEAR SALARY($)   BONUS($)    OPTIONS/SARS  COMPENSATION($)
  ------------------   ---- ---------   --------    ------------  ---------------
Richard L. Conte,      1995  750,000    498,000       300,000         837,475(1)
 Chief Executive       1994  750,000    237,500       100,000         218,802(2)
 Officer and
 President
                       1993  550,000    412,500       550,000(3)      223,844(2)
James R. Laughlin,     1995  400,000     83,200       155,000         124,982(4)
 Executive Vice        1994  400,000     50,000       105,000             --
 President of the
 Company
 and President, THC    1993  275,000    275,000       115,000             --
Wendy L. Simpson,      1995  267,468    145,665        80,000          25,000(5)
 Executive Vice        1994   87,800     50,000        76,023             --
 President
 and Chief Financial   1993      --         --            --              --
 Officer
David A. Wakefield,    1995  234,000(6) 510,900(6)     30,000             --
 Executive Vice        1994  191,250(6) 191,250(6)     30,000             --
 President of the
 Company
 and Chairman--Priory  1993  150,000(6) 150,000(6)    155,000             --
 Hospitals Group(7)
Ronald L. Ooley,       1995  200,000    144,160       170,000         156,730(8)
 Executive Vice        1994  200,000        --         27,475             --
 President--
 Administration        1993  161,003    123,750        85,000             --
Kay E. Seim            1995  370,000        --         30,000         309,488(10)
 Executive Vice        1994  407,209        --         30,000             --
 President of the
 Company
 and President--U.S.   1993  222,807     50,000       115,000             --
 Psychiatric
 Operations(9)

--------
(1) Includes $133,803 deferred compensation accrued for Mr. Conte, $192,308 in loan forgiveness, $118,293 paid in lieu of accrued vacation, $11,125 in life insurance premiums and $75,000 in relocation funds accrued for Mr. Conte. Also includes $306,946 paid to Mr. Conte as reimbursement for certain income taxes arising from the payout of deferred compensation in connection with the termination of the Company's Supplemental Retirement Plan. The Company received approximately $4.5 million in connection with the termination of such plan. See "Election of Directors--Certain Employment Arrangements--Retirement Benefits."

(2) Represents $54,930 and $56,528 in life insurance premiums paid by the Company on behalf of Mr. Conte in 1994 and 1993, respectively, and $163,872 and $167,316 deferred compensation accrued for Mr. Conte in 1994 and 1993, respectively.

(3) Includes options on 166,328 shares, which were repriced on January 29, 1993 in exchange for the forfeiture of options on 332,656 shares.

(4) Represents $41,666 in loan forgiveness, $29,230 paid in lieu of accrued vacation, $47,000 in relocation funds and $7,086 paid for car allowance.

(5)  Represents amounts paid for reimbursement of relocation expenses.

(6)  Paid in currency of the United Kingdom. Exchange rates used were 1.56,
     1.53 and 1.50 for the years ended November 30, 1995, November 30, 1994 and November 30, 1993, respectively.

(7) Mr. Wakefield resigned as Executive Vice President of the Company on June 21, 1996 in connection with the sale of Priory Hospitals Group.

(8) Represents $153,846 for forgiveness of a loan made by the Company to Mr. Ooley and $2,884 paid by the Company in lieu of accrued vacation time.

(9) Ms. Seim resigned as Executive Vice President of the Company and President--U.S. Psychiatric Operations effective November 3, 1995. See "Election of Directors--Seim Severance Agreement."

(10) Represents amounts paid or to be paid in connection with the resignation of Ms. Seim as follows: $263,334 in severance pay and $46,154 in accrued vacation. See "Election of Directors--Seim Severance Agreement."

  Stock Options and Stock Appreciation Rights. The following table contains information concerning the grant of stock options and tandem limited stock appreciation rights ("SARs") under the Stock Incentive Plan to the persons listed in the Summary Compensation Table during the fiscal year ended November 30, 1995:

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE
                         ---------------------------------------------------   VALUE AT ASSUMED
                          NUMBER OF     % OF TOTAL                           ANNUAL RATES OF STOCK
                          SECURITIES   OPTIONS/SARS                           PRICE APPRECIATION
                          UNDERLYING    GRANTED TO   EXERCISE OF               OVER OPTION TERM
                         OPTIONS/SARS  EMPLOYEES IN     BASE      EXPIRATION ---------------------
      NAME                GRANTED(1)   FISCAL YEAR  PRICE ($/SH.)    DATE      5%(2)      10%(2)
      ----               ------------  ------------ ------------- ---------- ---------- ----------
Richard L. Conte........   100,000(3)      5.97         9.875      12/01/04  $  621,033 $1,573,821
                           200,000(3)     11.93        11.625      06/02/05   1,462,180  3,705,451
James R. Laughlin.......    30,000(3)      1.79         9.875      12/01/04     186,310    472,146
                           125,000(3)      7.46        11.625      06/02/05     913,863  2,315,907
Wendy L. Simpson........    30,000(3)      1.79         9.875      12/01/04     186,310    472,146
                            50,000(4)      2.98        11.625      01/27/05     365,545    926,363
David A. Wakefield......    30,000(3)      1.79         9.875      12/01/04     186,310    472,146
Ronald L. Ooley.........    20,000(3)      1.19         9.875      12/01/04     124,207    314,764
                            50,000(4)      2.98        12.875      03/31/05     404,851  1,025,972
                           100,000(3)      5.97        11.625      06/02/05     731,090  1,852,726
Kay E. Seim.............    30,000(3)      1.79         9.875      12/01/04     186,310    472,416

--------
(1) These stock options were granted under the Stock Incentive Plan.

(2) The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company's estimate of stock price appreciation.

(3) Twenty percent of the granted options vested on the date of grant. An additional 20% vest on the first day of each of the following four fiscal years. Pursuant to the terms of his Employment Agreement all options granted to Mr. Conte vested as a result of the sale of Priory Hospitals Group ("PHG").

(4) Twenty percent of the granted options vested on the date of grant. An additional 20% vest on the anniversary date of the grant date of each of the following four fiscal years.

  Options/SAR Holdings. The following table sets forth the number of shares of Common Stock acquired on exercise of options during the fiscal year ended November 30, 1995 and the number subject to outstanding stock options held by each of the persons listed in the Summary Compensation Table as of the end of that fiscal year. The closing price of the Common Stock on the New York Stock Exchange on November 30, 1995 was $11.125.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED,
                          SHARES                OPTIONS/SARS HELD AT       IN THE MONEY OPTIONS/
                         ACQUIRED                  FISCAL YEAR END      SARS AT FISCAL YEAR END(1)
                            ON       VALUE    ------------------------- -----------------------------
      NAME               EXERCISE REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE    UNEXERCISABLE
      ----               -------- ----------- ----------- ------------- ------------   --------------
Richard L. Conte........       0         0      326,531      513,469       $82,883        $155,867
James R. Laughlin.......       0         0      177,000      298,000        58,250          55,500
Wendy L. Simpson........       0         0       36,000      120,023         7,500          30,000
David A. Wakefield......       0         0      119,882      149,000        44,250          54,500
Ronald L. Ooley.........       0         0       69,000      213,475        28,250          35,500
Kay E. Seim.............       0         0       76,500            0        46,875               0

--------
(1) An option is "in the money" at the fiscal year-end if the fair market value of the Common Stock underlying the option on such date exceeds the exercise or base price of the option. The amounts set forth in the table above represent the difference between the fair market value of the Common Stock underlying the options on November 30, 1995, as reported by the New York Stock Exchange ($11.125 per share), and the exercise price of the options, multiplied by the number of "in the money" options. Mr. Conte had 196,531 exercisable and 193,469 unexercisable options that were "in the money"; Mr. Laughlin had 110,000 exercisable and 60,000 unexercisable options that were "in the money"; Ms. Simpson had 6,000 exercisable and 24,000 unexercisable options that were "in the money"; Mr. Wakefield had 54,000 exercisable and 56,000 unexercisable options that were "in the money"; Mr. Ooley had 31,000 exercisable and 34,000 unexercisable options that were "in the money"; and Ms. Seim had 64,500 exercisable options that were "in the money."

CERTAIN EMPLOYMENT ARRANGEMENTS

 Employment Contracts

  In December 1995, the Company entered into a new employment agreement with Mr. Conte. In connection with such agreement, the Company obtained the advice of an independent compensation firm and outside legal counsel. The agreement was unanimously approved by the Company's Compensation Committee.

  Pursuant to the agreement, Mr. Conte is employed as the President, Chief Executive Officer and Chairman of the Board of the Company for a four-year term beginning December 1, 1995, with an automatic one-year extension of such term on December 1 of each year. Mr. Conte is to receive an annual salary of not less than $750,000 and will be entitled to participate in insurance and deferred compensation plans which may be established from time to time by the Company, with such participation generally to be on the same terms on which any such plan is made available to any senior Company executive. Mr. Conte presently receives deferred compensation equal to 9.5% of his salary, which deferred compensation is payable following his termination of employment. Mr. Conte also participates in the Company's 401(k) and profit sharing plans. The agreement provides that the Company will reimburse Mr. Conte for premiums on a $5 million life insurance policy. In connection with the sale of PHG, the Company agreed to make Mr. Conte available to serve on the Board of Directors of the purchaser of PHG ("New PHG") for one year and thereafter with the consent of the Company and New PHG. Any fees payable by New PHG for Mr. Conte's service as a director of New PHG will be paid to the Company. New PHG presently pays the Company (Pounds)50,000 (approximately $78,000) each year plus reimbursements for certain expenses.

  If Mr. Conte terminates his employment within six months after a "constructive termination," within one year after a "change in control" (as the terms "constructive termination" and "change in control" are defined in the employment agreement) or within one year after a "corporate reorganization" (generally, one or more dispositions of at least 80% of the Company's assets or of assets generating at least 80% of the Company's consolidated revenues), or if Mr. Conte's employment is terminated by the Company without cause (as defined in the agreement), in general he would be entitled to receive the following (collectively, the "Termination Benefits"):
(i) a lump sum payment (the "Lump Sum Payment") equal to six times his highest salary level during the employment term plus an additional 9.5% of such amount (the "Applicable Percentage"), (ii) the maximum bonus which he could have achieved under the Company's Incentive Compensation Plan for the fiscal year in which his employment terminates, which shall not be less than his then salary, (iii) the maximum bonus which he could have achieved for each three-year plan cycle which commences under the Company's Long-Term Incentive Compensation Plan prior to his termination date, which for each plan cycle shall not be less than his then salary, (iv) forgiveness of certain loans made to him by the Company, (v) payment of all deferred compensation, (vi) title to his company car, (vii) payment of premiums on a $5 million life policy for six years, and (viii) continuation of coverage under certain employee benefit programs for up to six years. Mr. Conte would also be entitled to receive the Termination Benefits, whether or not his employment terminates, after a "hostile takeover" (as defined in the agreement).

  If Mr. Conte's employment terminates because of his permanent disability (as defined in the agreement), he will receive the Termination Benefits except that (i) the Lump Sum Payment will be reduced to five times his highest salary during the employment term (plus the Applicable Percentage of such amount) and
(ii) the Company will be obligated to pay the premiums on a $5 million life insurance policy for five rather than six years and continue coverage under certain employee benefit programs for up to five rather than six years. If
Mr. Conte's employment were to terminate by reason of his death, Mr. Conte's beneficiary would be entitled to receive the Termination Benefits, except that there would be no Lump Sum Payment, and the Company would be obligated to continue coverage for Mr. Conte's beneficiary under certain employee benefit programs for up to five rather than six years. Mr. Conte's beneficiary would also receive payments under certain insurance policies.

  If Mr. Conte terminates his employment within six months of a constructive termination or within one year of a corporate reorganization, or if the Company terminates his employment without cause, all outstanding options other than converging options ("Options") and related stock appreciation rights then held by Mr. Conte will vest, and such Options and stock appreciation rights may be exercised for up to 12 months following his termination. In the event of a change of control or hostile takeover, all outstanding Options and stock appreciation rights will vest immediately prior to the change in control or hostile takeover, whether or not Mr. Conte terminates his employment, and will be exercisable for up to a 12 month period.

  If Mr. Conte's employment terminates in connection with a change of control, a corporate reorganization or permanent disability, under his new employment agreement Mr. Conte will be subject to a four-year non-competition covenant in specified territories and a four-year non-solicitation covenant, and he will be obligated to make himself available for consulting services during such period for up to eight hours per month. If Mr. Conte voluntarily resigns, in certain instances he will remain subject to his non-competition, non-solicitation and consulting covenants, but he will receive no other severance benefits under the employment agreement other than the appraised value of the non-competition and consulting covenants.

  Mr. Conte will receive no severance payments or other benefits if his employment is terminated by the Company for cause (as defined and subject to certain standards of proof set forth in the agreement) unless the Company elects to enforce his non-competition and consulting covenants, in which event the Company will pay him the appraised value of such covenants.

  Upon each "corporate divestiture" (generally, the disposition of any one or more stand-alone business operations or other disposal of assets which represent at least 30% of the book value of the Company's consolidated assets or which generate at least 30% of its consolidated revenues), Mr. Conte will receive an interim payment of a portion of his severance benefit (an "Interim Payment"), determined on a formula basis, and all his unvested Options will immediately vest. The total amount which may be paid during the term of the agreement in connection with "corporate divestitures" is limited to five times Mr. Conte's highest salary during the employment period (plus the Applicable Percentage of such amount) plus the amount credited to all his deferred compensation accounts. The amount of all such interim benefits which are deemed to be parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), together with all other interim benefits received pursuant to this provision which are deemed to be parachute payments, is also limited to 2.99 times Mr. Conte's average compensation for the five years prior to such payment. Any Interim Payments will be subtracted from any severance benefits later payable to Mr. Conte upon a termination of employment.

  On June 21, 1996, the Company completed the sale of PHG, which was substantially all of the Company's United Kingdom operations. Such sale constituted a corporate divestiture (as such term is defined above) and resulted in Mr. Conte receiving an Interim Payment of $549,499. In addition, an aggregate of 356,735 Options having exercise prices ranging from $9.50 to $11.625 per share immediately vested.

  The agreement provides that Mr. Conte will be entitled to reimbursement by the Company for (i) all excise taxes imposed upon any of the benefits paid to him under the employment agreement which are deemed to constitute excess parachute payments under Section 280G of the Code and (ii) the ordinary federal and state income taxes imposed on that reimbursement.

  The Company also has entered into separate employment contracts with Ms. Simpson and Mr. Ooley, each of which expire November 30, 1999 and provide for automatic one-year extensions of such term on December 1 of each year. Ms. Simpson is entitled to an annual salary of not less than $400,000, and Mr. Ooley is entitled to receive an annual salary of not less than $250,000. Each of their contracts contains non-competition and non-solicitation covenants. Should the employment of Ms. Simpson or Mr. Ooley terminate within one year after certain specified changes in control or ownership of the Company involving 20% or more of the Company's outstanding voting securities, the terminated individual would be entitled to receive a lump sum severance payment equal to two times the highest salary level during the employment term, the maximum bonus which she or he could have achieved under the Company's Incentive Compensation Plan for the fiscal year in which such employment terminates plus the maximum bonus which she or he could have earned for each three-year plan cycle which commences under the Company's Incentive Compensation Plan prior to such termination date, forgiveness of certain loans owed to the Company, and the continuation of her or his coverage under certain employee benefit programs and car allowance at the Company's expense for a two-year period. In addition, all Options and related stock appreciation rights held by either of them at the time of the change in control event will immediately vest, whether or not their employment terminates. Each individual will be subject to a two year non-competition covenant in specified territories upon such termination of employment and would also be obligated to render consulting services for up to eight hours per month during that two-year period.

  Ms. Simpson and Mr. Ooley would be entitled to receive substantially the same benefits if their employment were to be terminated by the Company other than for certain specified events of misconduct or if they terminated their employment following (i) a material breach by the Company of their respective contracts or (ii) a material change in their duties or responsibilities. In such event, the terminating individual would not be subject to the non-competition covenant or consulting arrangement under her or his contract.

  In the event of a "corporate divestiture" (generally, the disposition of any one or more stand-alone business operations or other disposal of assets which represent at least 30% of the book value of the Company's consolidated assets or which generate at least 30% of its consolidated revenues), the Board of Directors may elect, in its sole discretion, to pay Ms. Simpson and/or
Mr. Ooley a special interim payment in amount determined by the Board of Directors. Any interim payment to Ms. Simpson or Mr. Ooley will be subtracted from any severance benefits later payable to them upon a termination of employment.

  Neither Ms. Simpson nor Mr. Ooley would receive any severance payments or other benefits under their contracts in the event their employment were to be terminated by the Company for certain specified acts of misconduct, unless the Company elects to enforce the non-competition and consulting covenants under their contracts, in which event the Company will pay Ms. Simpson or Mr. Ooley the appraised value of those covenants. If either Ms. Simpson or Mr. Ooley should voluntarily resign other than in connection with a material change in her or his duties or responsibilities, then such individual will remain subject to her or his non-competition and consulting covenants under the contract upon the Company's payment of the appraised value of those covenants, but such individual will receive no other severance benefits under the contract.

 Retirement Benefits

  During 1995, the Company terminated the Supplemental Retirement Agreement (the "SRA") to which Mr. Conte and four former executive officers had been parties since 1988. At the same time, the Board of Directors authorized and the Company is in the process of establishing a new Supplemental Retirement Agreement (the "New SRA") to which Mr. Conte will be a party. Mr. Conte agreed to the termination of the SRA which allowed the Company to terminate or borrow against the 11 corporate-owned life insurance policies pertaining to these five executive officers. The Company received approximately $4.5 million from these policies. During 1995, Mr. Conte, the sole remaining participant, agreed to receive a lump sum payment, which allowed the Company to complete the termination of the SRA. Accordingly, Mr. Conte received $779,400 which had been accrued under the SRA, and the Company was able to record a tax benefit of approximately $287,000 as a result of this payout. The terms of the New SRA have not been finalized, but it is anticipated that the New SRA will provide Mr. Conte greater flexibility in the selection of investments for amounts accrued thereunder. The New SRA will provide for the same contributions as the
SRA: (i) deferred benefits equal to 9.5% of annual compensation plus any amount by which the Company's authorized contributions for a participant to its profit sharing plan or any other employee benefit plan that cannot be allocated to an account in the plan because the contribution exceeds limits imposed by the Code; and (ii) interest will continue to be credited annually to this accrued amount at a rate to be specified from time to time by the Company, currently at 8% per year. Distributions will be made at the time of Mr. Conte's retirement or termination of employment. During fiscal 1995, $65,176 was accrued on behalf of Mr. Conte under the New SRA, and $68,627 of deferred compensation accrued for Mr. Conte under the SRA for the first six months of fiscal year 1995. The Board of Directors also authorized $306,946 for reimbursement of income taxes on the deferred benefits paid in connection with the termination of the SRA, which amounts were included in the payment described above. See "Election of Directors--Executive Officer Compensation-- Summary Compensation Table."

SEIM SEVERANCE AGREEMENT

  Effective November 3, 1995, Kay Seim resigned as Executive Vice President of the Company and President--U.S. Psychiatric Operations. Pursuant to an agreement between the Company, Kay Seim, Richard Seim and Continuum Healthcare, Inc., the Company agreed to pay Ms. Seim severance pay of $263,334 on a bi-weekly basis through July 1, 1996. In addition, the Company paid Ms. Seim $46,154 for accrued but unused vacation. The Company also provided Ms. Seim with health insurance benefits through July 1, 1996 and will pay up to $12,000 for outplacement services through February 1997. Ms. Seim was permitted to exercise 76,500 vested stock options through July 1, 1996. Ms. Seim did not exercise any such options. Unvested options held by Ms. Seim terminated November 3, 1995. Prior to Ms. Seim's resignation, the Company had entered into an employment contract with Ms. Seim which automatically renewed for an additional one-year term through July 1, 1996. This contract contained non-competition and non-solicitation covenants. In connection with Ms. Seim's termination of employment, the non-competition provisions were waived by the Company. The Company also granted Continuum Healthcare, Inc. the option to lease a portion of the Company's Fairfax Hospital located in Kirkland, Washington, but such option expired without being exercised.

WAKEFIELD SEVERANCE AGREEMENT

  The Company had an employment agreement with David A. Wakefield which automatically renewed for an additional one-year term through July 31, 1996. Effective December 1, 1994, Mr. Wakefield's salary was increased to (Pounds)150,000 ($234,000). The agreement contained non-competition and non-solicitation covenants and provided that if Mr. Wakefield terminated employment within 90 days after certain changes in control or ownership of the Company as specified in the agreement, he would be entitled to receive severance benefits equal to two years salary and would not be bound by the non-competition and non-solicitation covenants of his agreement after such termination. In June 1996, the Company and PHG entered into a severance agreement with Mr. Wakefield pursuant to which Mr. Wakefield's employment with the Company terminated. The severance agreement provides that its terms may not be disclosed. Mr. Wakefield resigned from the Board of Directors in July 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Thomas, Dr. Shires and David Dennis, who recently resigned from the Board of Directors, served on the Compensation Committee during the last fiscal year. Mr. Dennis is a Managing Director, Investment Banking, at Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), an investment banking firm which provided advisory and other services to the Company. DLJ was paid $1,299,000 by the Company in connection with the sale of PHG. In fiscal 1996 Nigel Petrie and Ralph Watts were elected to fill vacancies on the Board of Directors and were appointed to the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed entirely of non-employee directors. The Compensation Committee is responsible for approving the compensation of the management directors, reviewing the compensation of executive officers, including the executive officers named in the Summary Compensation Table, and approving awards under the Company's incentive plans, including stock options, for each such officer.

 Compensation Policy

  The Company's management compensation policies have been designed to encourage and reward substantial efforts to achieve the Company's primary business goals, which is to be the preeminent provider of quality behavioral health and long-term critical care services wherever it operates. These policies must provide remuneration which (i) is competitive in the employment market so as to enable the Company to aggressively pursue and retain talented, experienced and entrepreneurial professionals capable of developing, operating and marketing a new business or new product lines while containing costs in an increasingly competitive and difficult health care environment; (ii) is comprehensive and consistent at all management levels so as to avoid arbitrary differences that historically hindered the Company's ability to retain higher caliber managers; and (iii) provides incentives that reward performance and encourage cooperative effort to the good of the Company as a whole and its stockholders.

  The Compensation Committee places heavy emphasis on incentives at all levels to implement these policies. As executive responsibility increases, the performance-based portion of compensation will also increase. Thus, basic salary and employment market considerations will give way to incentives measured both qualitatively and by the short- and long-term operating and investment results of the Company as a whole. The Compensation Committee strongly believes that this order of priorities enables the Company to respond competitively and relates compensation more directly to enhancement of stockholder value.

 Compensation of the Chief Executive Officer

  The compensation of the Chief Executive Officer in 1995 was composed of base salary, bonus payments, stock options and other compensation described under "Election of Directors--Executive Officer Compensation--Summary Compensation Table." The Committee calculates Mr. Conte's base salary on an analysis of the remuneration of executives in businesses that are in direct competition with the Company for executive recruitment and retainment, but does not limit the analysis to the businesses forming the Company's peer group since the Company seeks executive talent from a broader pool of health care service companies than its operations represent. Therefore, compensation packages must be competitive to recruit and retain highly qualified individuals to lead the Company. Mr. Conte's base salary also reflects his performance of the duties of the Company's Chairman and President and Chief Operating Officer since those positions were vacated in 1992 and 1993, respectively.

  At Mr. Conte's request, the Committee did not recommend a salary increase for Mr. Conte in 1995. He earned a cash bonus of $285,000 based on specific performance of annual goals being achieved under the Company's Incentive Compensation Plan due to strong performances by PHG and THC. The Company's Incentive Compensation Plan provides for cash bonuses as a function of each business segment meeting certain annual net income targets. Awards are weighted among the three business divisions as follows: PHG-25%; U.S. Psychiatric Division-25%; and THC-50%. PHG's 1995 results exceeded 100% of its target, as net operating revenues increased 37.0% and net income grew 39.6% over 1994 levels. Same-store patient days increased 15.6% from 1994 and average net revenue per patient day was 5.6% higher than in 1994. Further growth was achieved with the addition of two new facilities. THC's performance resulted in Mr. Conte receiving 13% of the potential 50% bonus for this unit. THC had its first profitable year, earning $0.15 per share to reverse a loss of $0.19 per share in 1994. Net operating revenues improved 93.1% as same-store admissions and patient days rose 62.3% and 82.6%, respectively. The portion of Mr. Conte's potential bonus which was tied to the results of the U.S. Psychiatric Division was not earned in 1995.

  The Committee also believes that stock options relate Mr. Conte's total compensation directly to increases in stockholder value, and thus considers stock options an important part of his incentive plan. The Committee recommended and the Board approved the issuance of new options to Mr. Conte as set forth under "Election of Directors--Executive Officer Compensation-- Option/SAR Grants in Last Fiscal Year."

  The Company's Incentive Compensation Plan also measures long-term executive performance over successive three-year periods against EBITDA (earnings before interest, taxes, depreciation and amortization) targets applicable to each of the Company's business segments and strategic criteria established by the Committee. In the case of THC, expansion of its facility base is also a factor. Performance measures are stated in terms of minimum, target and maximum achievement standards. Incentive opportunities range from 40% to 50% of average base salary over the performance cycle for achievement of target goals, but no incentive can be earned unless the minimum financial goal is achieved. Weighting among the three business segments is the same as annual bonuses under the Incentive Compensation Plan. At the end of each performance cycle the long-term incentive is paid in cash, stock or a combination of cash and stock at the Committee's discretion. In 1995, Mr. Conte earned a long-term cash bonus of $213,000 based on PHG achieving the maximum of its EBITDA target (equal to 25% of his base salary) and THC exceeding the minimum of its facility expansion target over the two-year period (equal to 3.4% of his salary). The portion of Mr. Conte's potential bonus which was tied to the results of the U.S. Psychiatric Division was not earned in 1995.

  The Committee requested that a study be conducted by its external compensation consultant on the prevalence and scope of special recognition awards, which indicated that such awards could be considered as a means to reward selected personnel for their significant efforts on behalf of the stockholders. As a result, the Committee also recommended, and the Board unanimously approved, a Special Recognition Award to Mr. Conte and selected members of the management team as described under "Election of Directors-- Indebtedness of Management" to reward them for their significant efforts on behalf of the stockholders to develop a new line of business, the long-term acute care services division (THC). The growth of THC helped the Company achieve its highest revenue level in its history. In fiscal 1995, this new line of business increased the Company's net revenue base by $195.0 million and contributed $5.5 million in net income from operations, representing earnings of $0.15 per share to the Company's stockholders. The Company has profitably utilized the psychiatric assets by converting certain of the Company's under performing psychiatric hospitals to THC facilities. The Company also acquired eight non-Company facilities and converted them to THC facilities.

 Executive Compensation Plan

  On January 29, 1993, the Board of Directors adopted an executive compensation plan, the key elements of which are: (1) Salary--Base salary, benefits and executive perquisites structured to be consistent with competitive market practices and decreasing as a proportion of total compensation as executive responsibility increases; (ii) Cash Incentives-- Incentives linked to short- and long-term performances, but weighted to the latter, which emphasize growth in stockholder value. These incentives will permit participating executives to earn significantly above competitive levels when their performances collectively and individually warrant it, but if performance standards are not met, these executives earn below competitive levels; and (iii) Options--Stock options that also are weighted toward long-term performance will promote efficient management and growth of the Company as a whole and will directly relate to management and stockholder interests.

  This program provides for base salary, annual cash bonuses based on business unit and individual performance for the year and long-term bonus and option incentives based on standards related to the overall performance of the Company. The annual cash bonus and long-term elements of the program are "at risk" performance based and are designed to link the interest of the executive with the overall success of the Company, or his or her part of it, and thus with the interests of stockholders. Total compensation for each Company executive will be variable, but as indicated above, as executive responsibility increases, so too will the long- and short-term performance-based portion of compensation. Each of these plan components is discussed in greater detail below.

  Base Salary. Base salaries for executive officers are determined by evaluating both the responsibilities of their positions and their performance against competitive market remuneration. Also taken into consideration when establishing salary levels is the fact that the Company does not fund a pension plan or provide employees with other retirement funding, such as a company "match" for its 401(k) plan, as most U.S. companies do. Furthermore, the Company's executive officers tend to have fewer staff resources than larger companies against which the Company competes to attract qualified executives.

  Annual Incentives; Cash Bonuses. Under the Company's Incentive Compensation Plan, all management-level personnel, to the level of hospital department directors, have an opportunity to earn annual cash bonuses. This aspect of the plan has three performance categories: pretax profit, quality of service and individual objectives. Each category is measured in terms of minimum, target and maximum achievement standards. The Chief Executive Officer, other executive officers and senior management are measured against company-wide standards and other participants against individual and profit center standards. Incentives range from 10% to 50% of salary per target, as each target goal is achieved, but no incentive is earned unless the participant's profit center meets its annual minimum pretax profit goal, so that no individual is rewarded unless his or her group, or the Company, as the case may be, is financially successful.

  Long-Term Incentives.

    (a) Option Awards. The Committee intends to review performance not less often than annually and as appropriate award stock options to selected managers. These options are priced at fair market value at the time of grant, vest 20% on date of grant and during each of the following four years, and will have maximum terms of ten years. The 1995 option awards shown in the foregoing tables (see "Election of Directors--Executive Officer Compensation--Summary Compensation Table" and "Election of Directors--Executive Officer Compensation--Option/SAR Grants in Last Fiscal Year") were based on the performance described in this report. (See "Compensation of the Chief Executive Officer" above.)

    (b) Long-Term Performance Awards. Another element of the Incentive Compensation Plan is long-term bonuses. (See "Compensation of the Chief Executive Officer" above.) The Company's Chief Executive Officer has discretion to increase or decrease such award by up to 20%.

  $1 Million Pay Cap. The Internal Revenue Code has been expanded to add section 162(m), which generally disallows a tax deduction for compensation paid to a company's senior executive officers in excess of $1 million per person in any year. Excluded from the $1 million limitation is compensation which meets preestablished, objective performance criteria or results from the exercise of stock options which are granted pursuant to objective performance criteria. While the Company does not presently have a specific policy with respect to qualifying compensation under this new section, the Compensation Committee may establish a policy in the future with respect to section 162(m). However, the Company reserves the right to pay compensation to its executives from time to time that may not be tax deductible.

                                          Compensation Committee
                                           Dr. Dana L. Shires (Chairman)
                                           David L. Dennis
                                           Robert L. Thomas

PERFORMANCE GRAPH FOR COMMON STOCK

  This graph compares the five-year cumulative total investment return (including reinvestment of dividends) among the Company, the Standard & Poors ("S&P") 500 Index and the peer group, which comprises Ramsay Health Care Inc., Comprehensive Care Corporation, Magellan Health Services, Inc. (formerly Charter Medical Corporation), Tenet Healthcare Corp. (formerly National Medical Enterprises, Inc.) and Vencor, Incorporated. This peer group is not identical to the group of companies used by the Compensation Committee for compensation comparisons, because it comprises companies (a) whose revenues and earnings derive primarily from the delivery of the same health care services as the Company's, i.e., psychiatric or long-term critical care services; (b) who compete in some markets directly with the Company for the same patients and referral and payor sources; and (c) whose facilities and treatment programs are subject to the same government regulations and reimbursement practices by private and public payors as the Company's. The companies used as a basis of comparison for establishing executive compensation may deliver services and derive the majority of their revenues and earnings from health care services different than the Company's--i.e., medical surgical hospitals or nursing homes--but are considered competitors in the employment market for executive talent.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
       AMONG COMMUNITY PSYCHIATRIC CENTERS, S&P 500 INDEX AND PEER GROUP

                       [PERFORMANCE GRAPH APPEARS HERE]

                             COMMUNITY
Measurement Period           PSYCHIATRIC      S&P
(Fiscal Year Covered)        CENTERS        500 INDEX    Peer Group
-------------------          ----------     ---------    ----------
Measurement Pt- 11/90        $100           $100         $100
FYE  11/91                   $ 46           $120         $ 78
FYE  11/92                   $ 42           $143         $ 81
FYE  11/93                   $ 53           $157         $ 81
FYE  11/94                   $ 41           $159         $ 98
FYE  11/95                   $ 46           $217         $114

* $100 INVESTED ON 11/30/90 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING NOVEMBER 30.

INDEBTEDNESS OF MANAGEMENT

  Option Loans. The Stock Incentive Plan authorizes the Board of Directors to extend credit to enable optionees to exercise their options. The Board has discretion from time to time to change the terms of such credit. The past policy and practice of the Board has been to require payment of one-third of the option price in cash with the balance payable within the earlier of ten years of the date of exercise or 12 years of the date of grant.

The resulting obligations are evidenced by full recourse promissory notes with interest at a rate established by the Board, payable annually, and are secured by a pledge of the stock so purchased. The Company also makes unsecured loans on the same terms to optionees to enable them to pay income taxes due on exercise of options granted under the Stock Incentive Plan which do not qualify as incentive stock options.

  Residence Loans. The Company has loaned $300,000 to each of Messrs. Conte, Ooley and Laughlin, Ms. Simpson, Ms. Kopta and Ms. Seim, in each case at 5% interest per year, to enable these executive officers to acquire residences in close proximity to their principal business offices. The loans, which are secured by the residences, originally mature in three years and provide for consecutive three-year extensions while employment continues. The loans are paid in monthly installments of principal and interest based on a 30-year amortization and are accelerated and become due and payable 90 days after termination of employment. In June 1996, Ms. Seim repaid $254,915 of her loan. The Company forgave $44,000 of the loan to Ms. Seim. The remaining portion of this loan had previously been paid by Ms. Seim.

  Special Recognition Awards. Pursuant to an Agreement and Promissory Note between the Company and Mr. Conte, in 1995 the Company granted a Special Recognition Award to Mr. Conte for his significant efforts on behalf of the stockholders to develop the new THC business. Because the Board also wanted to incentivize management to remain with the Company, this award was made in the form of a 36-month non-recourse interest free loan to Mr. Conte in the amount of $1 million. One thirty-sixth of the loan amount is forgiven each month provided that Mr. Conte does not voluntarily terminate his employment with the Company during the term of the loan. Upon any such voluntary termination, the remaining balance of the loan shall become due and payable. In the case of involuntary termination, change of control, disability or pursuant to the provisions of any applicable employment agreement permitting Mr. Conte to terminate his employment for cause, the remaining balance of the loan is to be forgiven.

  Upon the same terms and conditions as those described above with respect to the Special Recognition Award to Mr. Conte, in 1995 the Company made a 36-month loan to (a) Mr. Laughlin in the amount of $1 million in recognition of his efforts to develop THC and as an incentive for him to remain with the Company and (b) to Mr. Ooley in the amount of $750,000 in recognition of his efforts to develop THC and as an incentive for him to remain with the Company.

  Schedule of Indebtedness. The following table shows, as to each director or executive officer whose indebtedness exceeded $60,000, the largest aggregate amount of such indebtedness since the beginning of fiscal 1995 and the balance due the Company as of August 31, 1996.

                                                      LARGEST
                                                     AGGREGATE
                                                    INDEBTEDNESS     BALANCE
                                                    OUTSTANDING       AS OF
                                                    FISCAL 1995  AUGUST 31, 1996
                                                    ------------ ---------------
   Richard L. Conte................................  $1,300,000    $  880,778
   Julia L. Kopta..................................     300,000       294,440
   James R. Laughlin...............................   1,286,111     1,033,188
   Ronald L. Ooley.................................     344,287       724,934
   Kay E. Seim.....................................     300,000           -0-
   Wendy L. Simpson................................     300,000       296,329

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the "SEC"), the New York Stock Exchange and the Pacific Stock Exchange initial reports of ownership and reports of changes in ownership of such stock. Regulations adopted by the SEC establish specific due dates for these reports. The Company is required to disclose in this Proxy Statement any failure to file a report for the 1995 fiscal year on a timely basis.

  To the Company's knowledge, based solely upon review of the copies of such reports furnished to it, during the 1995 fiscal year all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of more than ten percent of the outstanding shares of Common Stock were complied with.

                                 PROPOSAL TWO

            NAME CHANGE TO TRANSITIONAL HOSPITALS CORPORATION

  In recent years, the Company has received inquiries and suggestions from stockholders and the investment community regarding the Company's corporate name, "Community Psychiatric Centers." With the recent divestiture of PHG, the Company's United Kingdom Psychiatric division and the significant growth of the Company's long-term critical care operations, the Board of Directors believes that it is now appropriate to change the name of the Company. Accordingly, Company stockholders are being asked to approve an amendment to the Company Articles of Incorporation to change the corporate name to "Transitional Hospitals Corporation."

                                PROPOSAL THREE
                 RATIFICATION OF BYLAW AMENDMENT TO REQUIRE A
             MAJORITY OF THE COMPANY'S DIRECTORS TO BE INDEPENDENT

  Management believes that the interest of the stockholders would be better served if a majority of the members of the Board were independent of management and free from relationships which would interfere with the exercise of independent judgment. Accordingly, at management's request, the Company's Bylaws were recently amended by the Board of Directors to require that a person (except an executive officer who is a director and his or her replacement) who is not an "Independent Director" (as that term is hereinafter defined) may only be elected to the Board of Directors if following such election the Board of Directors would consist of a majority of Independent Directors.

  A person shall be an "Independent Director" if (i) such person is not an officer or employee of the Company or any subsidiary thereof and (ii) neither such person nor any direct or indirect employer thereof nor any affiliate (as that term is defined in the federal securities law) of such person or employer or immediate family member of such person has, since the beginning of the Company's third prior fiscal year, been a party to any transaction or series of transactions with or received payments from the Company or its subsidiaries (other than the payment of directors' fees, pension payments and/or deferred compensation payments) where the aggregate amount involved exceeded $120,000 during the three prior fiscal years. No person shall be disqualified from being an "Independent Director" solely as a result of the participation by such person, such employer, such affiliate or family member in any transaction with the Company or its subsidiaries or as a result of payments from the Company or its subsidiaries where (a) the transaction or payments relate to services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services or services as a common or contract carrier or public utility or (b) the interest of such person, employer, affiliate or family member arises solely from the ownership of securities of an entity which is a party to a transaction with the Company or its subsidiaries or receives payments from the Company or its subsidiaries and such person, employer, affiliate or family member beneficially owns less than 5% of the outstanding securities of such entity.

  If the foregoing amendment to the Bylaws is not ratified by the stockholders, the Board of Directors may repeal the amendment.

                                 OTHER MATTERS

  At the time of this Proxy Statement, the only matters management intends to present at the meeting are those specified in the foregoing notice of meeting. Management is not aware of any other matters to be presented for action at the meeting; however, if any other matters come before the meeting, it is intended that the proxies shall be voted with respect thereto in accordance with the judgment of the persons voting the proxies.

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  Price Waterhouse LLP has been selected by the Board of Directors to serve as the principal independent accountants for the Company for the fiscal year ending November 30, 1996. Price Waterhouse LLP served as the principal independent accountants for the fiscal year ended November 30, 1995. A representative of Price Waterhouse LLP is expected to attend the Annual Meeting. Such representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

                 TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

  Stockholder proposals to be presented at the next annual meeting, which is presently anticipated to be held on or about May 16, 1997, must be received by the Company for inclusion in its proxy statement not later than December 11, 1996 unless such meeting date is advanced by more than 30 calendar days or delayed by more than 90 calendar days, in which case such proposals must be received a reasonable time prior to mailing of the proxy statement as set forth in the notice of such change of meeting date.

                               OTHER INFORMATION

  The Company has terminated its previously announced preliminary plan to spin off its U.S. psychiatric operations to its shareholders. The plan did not anticipate the sale of PHG, which was consummated in June 1996. The Company, however, continues to evaluate strategic options available to the Company. There can be no assurance that the Company will implement any of such strategic options.

                                 ANNUAL REPORT

  The Company Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the six months ended May 31, 1996 have been filed with the SEC. Copies of those reports may be obtained by stockholders without charge by writing to Ms. Suzanne C. Shirley, Community Psychiatric Centers, 5110 West Sahara Avenue, Las Vegas, Nevada, 89102.

  The Company's Annual Report to Shareholders for the fiscal year ended November 30, 1995 (which contains a copy of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995), together with the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1996, accompanies this Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Ronald L. Ooley
                                          Corporate Secretary

 P R O X Y
                         COMMUNITY PSYCHIATRIC CENTERS

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 8, 1996

  The undersigned hereby appoints Richard L. Conte, Ronald L. Ooley and Julia
L. Kopta, and each of them, the attorneys and proxies of the undersigned with full right of substitution to vote as designated on the reverse all the shares of COMMUNITY PSYCHIATRIC CENTERS (the "Company") common stock held of record by the undersigned at the close of business on September 24, 1996 at the annual meeting of stockholders of the Corporation to be held on November 8, 1996 at 11:00 a.m., and at all adjournments thereof, with the same force and effect as the undersigned could do if personally present at the meeting.

  IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINATED AND IN FAVOR OF EACH OF THE OTHER PROPOSALS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

  Management knows of no other matters to be brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in this proxy or their substitutes will vote in accordance with their best judgment on such matters. The proxies appointed may act by a majority of them present at the meeting or, if only one is present, by that one.

                                                          ----------------------
                                                            See Reverse Side
                                                          ----------------------
         PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY.

                         -- FOLD AND DETACH HERE --

                                                     Please mark
                                                     your votes as  [X]
                                                     indicated in
                                                     this example

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder.



MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEE AND FOR EACH OF THE OTHER
PROPOSALS.

1. ELECTION OF ONE DIRECTOR to serve until the annual meeting in 1999 and until his or her successor is duly elected and qualified.

                               WITHHOLD
               FOR             AUTHORITY
               [_]                [_]


NOMINEE: Wendy L. Simpson


2. To amend the Company's Articles of Incorporation to change the name of the Company to Transitional Hospitals Corporation.

              FOR               AGAINST              ABSTAIN
              [_]                 [_]                  [_]

3. To ratify an amendment to the Company's Bylaws to generally require that a majority of the members of the Board of Directors be Independent Directors (as defined in the Proxy Statement).

              FOR               AGAINST              ABSTAIN
              [_]                 [_]                  [_]

                                            Please sign exactly as name appears
                                            on stock certificates. When signing
                                            as attorney, executor,
                                            administrator, trustee, or guardian
                                            please give full title as such. If
                                            signer is a corporation, sign in
                                            full corporate name by authorized
                                            officer. Joint owners should each
                                            sign personally.


Signature(s) ___________________________    Date ______________________________